Exhibit 1.03

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

CDC Software’s HRM Solutions Help
Ingersoll Rand Improve Efficiency in its Human Resources Operations in China

CDC Software’s Platinum HRM Solution Streamlines HRM Processes and Compliance with Complex
Regulations Unique to China

HONG KONG, ATLANTA –January 14,, 2008 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Ingersoll Rand, a global diversified industrial firm, has centralized management of its human resource operations in China with Platinum HRM, CDC Software’s human capital management (HCM) solutions.

As Ingersoll Rand continued to expand in China, the company needed a centralized system to consolidate all of its disparate human resource information scattered across its subsidiaries in China, as well as enhance the efficiency of its daily human resource management processes. Ingersoll Rand required a comprehensive HRM solution that would help integrate all its employee information, ensure access to real-time and accurate data, standardize its payroll processes, and support data analysis and reporting.

After a comprehensive evaluation, Ingersoll Rand selected Platinum HRM primarily because of its ability to address multiple time and attendance management rules and policies across the company’s network of more than 10 production sites in China, in compliance with complex local laws and regulations. Platinum HRM was also chosen to support Ingersoll Rand’s objectives for continuing growth, including the need to support multiple compensation and benefits programs, as well as helping to provide data security, high scalability and easy maintenance.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. The company offers a family of industrial and commercial well-known brands, such as Club Car golf cars, Hussmann stationary refrigeration equipment, Ingersoll Rand industrial equipment, Schlage locks and Thermo King transport temperature-control equipment.

Platinum HRM is a leading HRM solution in China, and CDC Software has significant experience in implementing HRM solutions throughout the country. During the implementation at Ingersoll Rand, CDC Software designed specific processes for Ingersoll Rand’s human resource operations in China. By integrating the company’s human resource information into a single database, CDC Software’s consultants introduced employee information management, compensation and benefits management, talent retaining, and task planning applications into the centralized system. Ingersoll Rand’s employees also have the ability to look up and download their own salary report online with Platinum HRM’s employee self-service capabilities. Although results may vary from organization to organization, after Ingersoll Rand implemented the HRM system, only three compensation and benefits specialists are now needed to manage the company’s entire payroll processing of nearly 4,500 employees in China, compared to twelve employees required for the legacy system.

“We are so glad we partnered with CDC Software for our Consolidation Project, said Sandra A. Howell, project manager, Ingersoll Rand China. “We view CDC Software as a very important part to the success of our project. With Platinum HRM, our executives can analyze, plan and strategize with real-time HR information that ultimately leads to faster and more informed decision making. CDC Software’s experience with the local regulatory requirements in China also was a valuable asset for us as we were implementing Platinum HRM.”

“We believe Ingersoll Rand’s success demonstrates our service quality and long-term commitment to customers in China,” said Edmund Lau, vice president of CDC Software, Greater China. “In China, more and more industry-leading companies are choosing Platinum HRM to help enhance the quality of their work force and help ensure organizational consistency and efficiency. With our broad experience in China and our feature-rich and cost effective solutions, we believe Platinum HRM is becoming a preferred choice in HRM solutions for locally operated enterprises in China, as well as multinational companies operating in China.”

About Platinum HRM
Platinum HRM is a leading human capital management (HCM) solution specifically designed to meet the business and regulatory requirements of mainland China and Hong Kong. The Human Resources and Payroll applications are used by more than 700 companies, including multinationals, small- and medium-sized domestic companies, and state-owned enterprises. Customers of the Platinum HRM solutions include Philips Electronics (Beijing), Ingersoll Rand China, Mitsubishi Chemical (Ningbo), Beijing SE PUTIAN Mobile Communications Co., Ltd (BMC) a Sony Ericsson investment, Omni Industries and Merial Animal Health.. For more information on Platinum HRM, please visit: www.platinumchina.comAbout CDC Software

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of CDC Software to provide significant value to the software implementation process, the ability of Platinum HRM to help organizations successfully analyze, plan and strategize with real-time HR information, the ability of these increased capabilities to lead to faster and more informed decision making, the ability of CDC Software to provide quality service and a long term commitment to its customers, the continued adoption and selection of our products, including Platinum HRM, the ability of Platinum HRM to enhance the quality of a customer’s workforce and help ensure organizational efficiency and consistency, increase worker productivity and enhance customer service. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of China market and various industries in China, the continued ability of Platinum HRM to address the human resource management needs of companies in those industries; the demand for and market acceptance of new and existing human resource management solutions, and development of new functionalities which would allow certain companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.